CSW Industrials Reports Fiscal Fourth Quarter and Full Year 2021 Results

Fiscal Fourth Quarter 2021 Highlights (comparison made to prior fiscal year fourth quarter)

•35.4% increase in revenue to $133.4 million, compared to $98.5 million
•$9.6 million GAAP net income, adjusted EBITDA of $30.9 million, adjusted EBITDA margin of 23.1%
•EPS of $0.61 compared to $0.88
•Adjusted EPS of $0.88, compared to $0.83, with the adjustments primarily driven by transaction costs and the TRUaire purchase accounting effect

Fiscal Full Year 2021 Highlights (comparison made to prior fiscal year)

•8.6% increase in revenue to $419.2 million, compared to $385.9 million
•$40.3 million GAAP net income, adjusted EBITDA of $91.6 million, adjusted EBITDA margin of 21.8%, and EPS of $2.66 compared to $2.95
•Record adjusted EPS of $3.37, compared to $3.20
•1.9x leverage ratio as of March 31, 2021, in accordance with our credit facility
•Record HVAC/R end market sales of $175.6 million, a 46.9% total increase (18.6% organic)
•11.1% increase in quarterly cash dividend, to $0.15 per share, paid to shareholders on May 14, 2021, aligned with capital allocation policy
•Subsequent to fiscal year-end, closed a new, 5-year, $400.0 million revolving credit facility, providing $168.0 million of effective availability, based upon the amount borrowed as of fiscal year end

Dallas, Texas – May 20, 2021 – CSW Industrials, Inc. (Nasdaq: CSWI) today reported results for the 2021 fiscal fourth quarter and fiscal full-year ended March 31, 2021.

Joseph B. Armes, CSW Industrials’ Chairman, President and Chief Executive Officer, commented, "Despite the significant macroeconomic challenges of fiscal 2021, CSWI experienced its best year ever due to the strength of our diversified business model and balance sheet discipline, which facilitated opportunistic capital allocation and strategic funding of inorganic and organic growth initiatives. Through our continued commitment to treat customers well, our team delivered impressive year-over-year total revenue growth and market share gains in key end markets, which resulted in record adjusted EPS of $3.37, and correspondingly very attractive shareholder returns. Our employee-centric culture, where the safety and well-being of our employees are top priorities, inspired our team to courageously maintain business continuity throughout the COVID-19 pandemic. I could not be more proud of the efforts and professionalism of the CSWI team."
Armes continued, "The integration of TRUaire is on track and we continue to be committed to successfully positioning CSWI for sustainable, long-term growth and profitability. Although we are not immune to rising commodity and transportation prices, our strong balance sheet has allowed us to strategically build inventory appropriate for product demand. While we have experienced dislocations in some raw materials, we are effectively managing these situations through advanced purchases and pricing increases, and all of our facilities remain fully operational."

Fiscal Fourth Quarter Results of Operations

Fiscal fourth quarter consolidated revenue from continuing operations increased 35.4% to $133.4 million, compared to $98.5 million in the prior year period. Robust sales volume in the Industrial Products segment, driven by the TRUaire acquisition that closed on December 15, 2020 ($29.4 million) and organic revenue growth of 5.6%, were partially offset by a modest decline in the Specialty Chemicals segment. Organic sales growth, compared to the prior year quarter, was predominantly driven by the heating, ventilation, air conditioning, and refrigeration (HVAC/R), and plumbing end markets, and was partially offset by declines in the general industrial, rail, and architecturally-specified building products (ASBP) end markets.

Consolidated gross profit increased 20.7% to $54.0 million, compared to $44.7 million in the prior year period. Higher gross profit resulted primarily from improved sales, partially offset by the elevated cost of goods sold, predominantly associated with the additional sales volumes, the amortization of the fair value step-up of acquired TRUaire inventory due to purchase accounting ($3.0 million), and inflation in freight and transportation costs. Gross margin as a percentage of sales was 40.5%, compared to 45.4% in the prior year period, with the decline primarily due to the aforementioned purchase accounting effect, and the increase in freight and transportation costs that accelerated more rapidly than our ability to pass cost inflation into the market. Adjusted to exclude the aforementioned purchase accounting effect, gross margin was 42.7%. Gross margin is expected to improve in near term quarters as the benefits of recent price increases are realized, and as the increased amortization on acquired TRUaire inventory minimizes, which is expected during our fiscal second quarter 2022.

Consolidated operating expenses in the current quarter were $37.1 million, or 27.8% of revenue, compared to the prior year level of $29.6 million, or 30.0% of revenue. The increase in total operating expenses was due to the inclusion of TRUaire's operations, increased amortization of acquired TRUaire intangible assets ($3.4 million), and transaction expenses related to the TRUaire acquisition and the formation of a joint venture in our Specialty Chemicals segment ($2.4 million), partially offset by reduced spend on travel and entertainment expenses. Adjusted to exclude the transaction expenses in the current year period, operating expenses were $34.7 million, or 26.0% of revenue, compared to $28.4 million, or 28.9% of revenue, in the prior year period.

GAAP operating income from continuing operations in the current quarter was $16.9 million, or 12.7% of revenue, compared to $15.1 million, or 15.4% of revenue, in the prior year period, as the $9.3 million increase in gross profit was partially offset by the increase in operating expenses discussed above. Adjusted for the aforementioned transaction expenses and purchase accounting effect, fiscal fourth quarter adjusted operating income improved to $22.3 million, or 16.7% of revenue in the current quarter, compared to $16.3 million, or 16.5% of revenue, in the prior year period.

GAAP net income from continuing operations in the current quarter was $9.6 million, or $0.61 per diluted share, compared to $13.4 million, or $0.88 per diluted share, in the prior year period. After adjusting both quarters to exclude one-time items including, the transaction expenses and the purchase accounting effect, adjusted net income from continuing operations for the current quarter was $13.8 million, or $0.88 per diluted share, compared to adjusted net income from continuing operations of $12.5 million, or $0.83 per diluted share, in the prior year period. As mentioned above, in the current fiscal year, both GAAP and adjusted net income also include incremental amortization of intangible assets ($3.4 million), impacting earnings per diluted share (EPS).

Fiscal fourth quarter of 2021 adjusted EBITDA increased 50.5%, to $30.9 million, from $20.5 million in the prior year period. Adjusted EBITDA margin was 23.1% and 20.8%, in each period, respectively. CSWI utilizes adjusted EBITDA as an additional non-GAAP financial measure, which consists of net income adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant one-time items.

Industrial Products segment revenue increased 61.2%, or $36.8 million, to $96.9 million, compared to the prior year period, as increased organic sales volumes into the HVAC/R ($6.4 million), plumbing ($1.5 million), and ASBP ($0.3 million) end markets, plus the inorganic growth from TRUaire ($29.4 million), were partially offset by decreased sales volumes into the general industrials ($0.3 million) and rail ($0.4 million) end markets. GAAP segment operating income increased 21.9% to $16.6 million, compared to $13.6 million in the prior year period. Operating income margin in the fiscal fourth quarter was 17.1%, compared to 22.7% in the prior year period, due to transaction expenses for acquisition related activities, inflation in freight and transportation costs, as well as increased amortization ($3.4 million) and the purchase accounting effect ($3.0 million) associated with the TRUaire acquisition. Adjusted to exclude transaction expenses for acquisition related activity and the purchase accounting effect, adjusted operating income was $20.4 million, or 21.1% of revenue. There were no adjustments in the prior year period.

Specialty Chemicals segment revenue was $36.5 million, compared to $38.4 million in the prior year period, due primarily to decreased sales volumes into the ASBP ($1.1 million) and general industrials ($1.6 million) end markets, partially offset by increased sales volumes into the HVAC/R ($1.8 million) end market. GAAP segment operating income was $3.8 million, compared to $5.5 million in the prior year period, predominantly due to the sales decline and transaction expenses related to the formation of a joint venture, partially offset by reductions in travel and personnel-related expenses and sales commissions. After adjusting for the transaction expenses in the current year period, adjusted segment operating income was $5.3 million, or 14.7% of revenue, compared to $6.5 million, or 16.8% of revenue, in the prior year period.

Following quarter end, the Company declared its ninth consecutive quarterly regular cash dividend, increasing the dividend by 11.1% from $0.135 to $0.15 per share, which was paid on May 14, 2021, to shareholders of record on April 30, 2021.

Fiscal Full Year 2021 Results of Operations

In the current year, consolidated revenue grew $33.3 million to $419.2 million, compared to $385.9 million last fiscal year, driven by inorganic growth from the TRUaire acquisition ($33.8 million). Organic end market sales growth was led by HVAC/R of 18.6%, or $22.2 million, with ASBP ($2.0 million) and plumbing ($0.8 million) also demonstrating strength. This growth was slightly offset by decreased sales volumes into the general industrial ($9.0 million), energy ($7.5 million), rail ($5.5 million), and mining ($1.1 million) end markets. Organic sales in the fiscal second, third, and fourth quarters of the current fiscal year nearly offset declines realized in the fiscal first quarter, resulting in essentially flat organic sales year-over-year.

Consolidated gross profit of $184.8 million increased 4.4%, or $7.7 million, compared to $177.1 million in the prior fiscal year. Higher gross profit was driven primarily by revenue associated with the TRUaire acquisition and increased sales volumes in the HVAC/R end market, partially offset by the purchase accounting effect ($3.5 million), higher freight and transportation costs realized in the fiscal fourth quarter. As a result, gross margin decreased to 44.1%, compared to 45.9% in the prior year. Adjusted for the fiscal fourth quarter purchase accounting effect, gross margin was 44.8%.

GAAP consolidated operating expenses were $125.3 million, or 29.9% of revenue, compared to the prior year of $111.0 million, or 28.8% of revenue. The increase in operating expenses in the current period was primarily due to transaction expenses related to the TRUaire acquisition ($7.8 million) and the formation of a joint venture in our Specialty Chemicals segment ($2.6 million), the inclusion of TRUaire's operations, increased amortization of intangible assets associated with the TRUaire acquisition ($3.9 million), and employee severance costs ($0.7 million), partially offset by reduced spend on travel and entertainment expenses. The increase in operating expense margin was primarily attributable to the increased transaction and amortization expenses mentioned above. Adjusted to exclude the transaction expenses, operating expenses in the current year fiscal year were $115.0 million, or 27.4% of revenue, compared to $109.8 million, or 28.5% in the prior fiscal year as adjusted.

GAAP operating income for fiscal 2021 was $59.5 million, a $6.6 million decrease from $66.1 million in the prior year period, as the aforementioned increase in gross profit was more than offset by the increase in operating expenses. Adjusted to exclude the aforementioned transaction expenses and the purchase accounting effect, operating income improved to $72.8 million, or 17.4% of revenue, compared to $66.4 million or 17.2% of revenue in the prior year period.

GAAP net income from continuing operations was $40.3 million, or $2.66 per diluted share, compared to $44.8 million, or $2.95 per diluted share in the prior year. GAAP net income in the current fiscal year declined from the prior year primarily due to the transaction expenses and increased amortization expenses discussed above. After adjusting the fiscal year to exclude significant one-time items, including the transaction expenses, the purchase accounting effect, and the release of a reserve for an uncertain tax position associated with TRUaire, adjusted net income from continuing operations increased over the prior year period to $51.0 million, or $3.37 per diluted share. In the prior year, adjusted net income from continuing operations was $48.7 million, or $3.20 per diluted share.

The effective tax rate on continuing operations was 11.7% for the quarter ended March 31, 2021, and was 21.2% for the fiscal year ended March 31, 2021, which differ from the normalized effective tax rate due to the release of an uncertain tax reserve related to the TRUaire acquisition, offset by increases related to non-deductible transaction costs. For the prior fiscal fourth quarter and full year, the effective tax rates were 16.7% and 22.2%, respectively.

Fiscal 2021 adjusted EBITDA increased 13.2%, to $91.6 million, or 21.8% of revenue, from $80.9 million, or 21.0% of revenue in the prior year period. Of note, full year results included only one full quarter of contribution from TRUaire.

In fiscal year 2021, Industrial Products segment revenue increased 23.2% (8.8% organic) to $289.4 million, compared to $234.9 million in the prior year. The increase was primarily due to organic sales volume growth into the HVAC/R ($20.4 million) and ASBP ($4.8 million) end markets, and additional inorganic growth from the TRUaire acquisition ($33.8 million), partially offset by decreased sales volumes into the general industrial ($3.1 million) and rail ($2.7 million) end markets. Reported current year segment operating income of $55.6 million, or 19.2% of revenue, compared to $55.7 million, or 23.7%, in the prior year, due to transaction expenses associated with the TRUaire acquisition ($7.8 million), the purchase accounting effect on acquired TRUaire inventory ($3.5 million), increased amortization of intangible assets associated with the TRUaire acquisition ($3.9 million), and inflation in freight and transportation costs. Adjusted for the transaction expenses and the fiscal fourth quarter purchase accounting effect, segment operating income was $66.4 million, or 22.9% of revenue, in the current fiscal year. There were no adjustments in the prior year period.

Specialty Chemicals segment revenue was $129.8 million, compared to $151.0 million in the prior year period, as increased sales into the HVAC/R end market ($1.8 million) were more than offset by COVID-19 pandemic-driven demand degradation in all other end markets served. Reported GAAP segment operating income in the current fiscal year was $18.3 million, compared to $24.7 million in the prior year. The decline in reported operating income was due to lower revenues ($21.2 million) and transaction expenses related to the formation of a joint venture ($2.6 million), partially offset by decreases in travel-related expenses, personnel-related expenses, and sales commissions. In the current fiscal year, segment operating income margin was 14.1%, compared to 16.4% in the prior year, due to the operating income impacts noted above. After adjusting for the transaction expenses in the current year period, current fiscal year segment adjusted operating income was $20.9 million, or 16.1% of revenue, compared to prior year adjusted segment operating income of $24.9 million, or 16.5% of revenue.

Operating cash flow from continuing operations for the fiscal year ended March 31, 2021 was $66.3 million, compared to $71.4 million in the prior fiscal year. The decrease in operating cash flow was attributable to the aforementioned transaction expenses in the current year period, partially offset by a non-cash pension termination loss from the prior year that did not recur.

Fiscal Year 2022 Outlook
•As disclosed in our Annual Report on Form 10-K, we expect our amortization of intangible assets to be approximately $19.3 million in fiscal year 2022; the majority of this is related to the TRUaire acquisition.
•We expect our share-based compensation expense to be approximately $8.5 million in fiscal year 2022.
•We expect the amortization created by the TRUaire inventory fair value step-up to be completed as early as the fiscal second quarter of 2022, assuming an approximate rate of $1.0 million per month, as acquired TRUaire inventory is sold.
•The Company’s effective tax rate for fiscal 2022 is expected to be approximately 25%.

All percentages are calculated based upon the attached financial statements and reconciliations of non-GAAP financial measures.

Conference Call Information

The company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial toll-free at 1-877-407-0784 or 1-201-689-8560 (international) and request to join the CSW Industrials earnings call.

To listen to a telephonic replay of the conference call, dial toll-free 1-844-512-2921 or 1-412-317-6671 (international) and enter confirmation code 13719474. The telephonic replay will be available beginning at 1:00 p.m. ET on Thursday, May 20, 2021, and will last through 11:59 p.m. ET on Thursday, June 3, 2021. The call will also be available for replay via the webcast link on CSW Industrials’ Investor Relations website.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.
All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share, adjusted net income, adjusted operating income, and adjusted EBITDA, which are non-GAAP financial measures of performance. For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSWI is a diversified industrial growth company with well-established, scalable platforms and domain expertise across two segments: Industrial Products and Specialty Chemicals. CSWI's broad portfolio of leading products provides performance optimizing solutions to its customers. CSWI's products include mechanical products for HVAC/R applications, building products, sealants, and high-performance specialty lubricants. Markets that CSWI serves include: HVAC/R, architecturally-specified building products, general industrial, plumbing, rail, energy, and mining. For more information, please visit www.cswindustrials.com.

Investor Relations

Adrianne D. Griffin
Vice President, Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31, (Unaudited)		Fiscal Years Ended March 31,
(Amounts in thousands, except per share amounts)	2021	2020	2021	2020
Revenues, net	$133,369	$98,498	$419,205	$385,871
Cost of revenues	(79,396)	(53,778)	(234,405)	(208,821)
Gross profit	53,973	44,720	184,800	177,050
Selling, general and administrative expenses	(37,054)	(28,633)	(125,330)	(110,032)
Impairment expenses	—	(951)	—	(951)
Operating income	16,919	15,136	59,470	66,067
Interest expense, net	(1,312)	(245)	(2,383)	(1,331)
Other (expense) income, net	(4,710)	1,167	(5,969)	(7,135)
Income before income taxes	10,897	16,058	51,118	57,601
Provision for income taxes	(1,270)	(2,685)	(10,830)	(12,784)
Income from continuing operations	9,627	13,373	40,288	44,817
Income from discontinued operations, net of tax	—	1,209	—	1,061
Net income	$9,627	$14,582	$40,288	$45,878

Basic earnings per common share:
Continuing operations	$0.61	$0.88	$2.68	$2.98
Discontinued operations	—	0.08	—	0.07
Net income	$0.61	$0.96	$2.68	$3.05

Diluted earnings per common share:
Continuing operations	$0.61	$0.88	$2.66	$2.95
Discontinued operations	—	0.08	—	0.07
Net income	$0.61	$0.96	$2.66	$3.02

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
(Amounts in thousands, except per share amounts)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$10,088	$18,338
Accounts receivable, net	96,695	74,880
Inventories, net	98,086	53,753
Prepaid expenses and other current assets	9,684	3,074
Total current assets	214,553	150,045
Property, plant and equipment, net	82,554	57,178
Goodwill	218,795	91,686
Intangible assets, net	283,060	46,185
Other assets	75,995	24,151
Total assets	$874,957	$369,245

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$32,444	$21,978
Accrued and other current liabilities	49,743	36,607
Current portion of long-term debt	561	561
Total current liabilities	82,748	59,146
Long-term debt	241,776	10,337
Retirement benefits payable	1,695	1,879
Other long-term liabilities	136,725	21,142
Total liabilities	462,944	92,504
Equity:
Common shares, $0.01 par value	161	159
Shares authorized – 50,000
Shares issued – 16,162 and 16,055, respectively
Additional paid-in capital	104,689	48,327
Treasury shares, at cost (511 and 1,311 shares, respectively)	(34,075)	(75,377)
Retained earnings	347,234	315,078
Accumulated other comprehensive loss	(5,996)	(11,446)
Total equity	412,013	276,741
Total liabilities and equity	$874,957	$369,245

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
(Amounts in thousands)	2021	2020
Cash flows from operating activities:
Net income	$40,288	$45,878
Less: Income (loss) from discontinued operations, net of tax	—	1,061
Income from continuing operations	40,288	44,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,194	7,918
Amortization of intangible and other assets	13,843	6,927
Provision for inventory reserves	1,308	(28)
Provision for doubtful accounts	696	909
Share-based and other executive compensation	5,086	5,074
Net gain on disposals of property, plant and equipment	(23)	(833)
Pension plan termination expense	—	6,559
Net pension benefit	163	(121)
Impairment of intangible assets	—	951
Net deferred taxes	(1,737)	537
Changes in operating assets and liabilities:
Accounts receivable	(7,219)	(7,997)
Inventories	(3,377)	(1,653)
Prepaid expenses and other current assets	(4,246)	3,969
Other assets	(1,532)	29
Accounts payable and other current liabilities	13,856	5,884
Retirement benefits payable and other liabilities	(46)	(1,545)
Net cash provided by operating activities, continuing operations	66,254	71,397
Net cash used in operating activities, discontinued operations	—	(1,500)
Net cash provided by operating activities	66,254	69,897
Cash flows from investing activities:
Capital expenditures	(8,833)	(11,437)
Proceeds from sale of assets held for investment	6,152	—
Proceeds from sale of assets	30	1,292
Cash paid for acquisitions	(287,238)	(11,837)
Net cash used in investing activities, continuing operations	(289,889)	(21,982)
Net cash provided by investing activities, discontinued operations	—	1,538
Net cash used in investing activities	(289,889)	(20,444)
Cash flows from financing activities:
Borrowings on lines of credit	255,000	7,500
Repayments of lines of credit	(23,561)	(28,061)
Payments of deferred loan costs	(148)	—
Purchase of treasury shares	(10,489)	(28,460)
Proceeds from stock option activity	1,330	—
Dividends paid to shareholders	(8,083)	(8,130)
Net cash provided by (used in) financing activities	214,049	(57,151)
Effect of exchange rate changes on cash and equivalents	1,336	(615)
Net change in cash and cash equivalents	(8,250)	(8,313)
Cash and cash equivalents, beginning of period	18,338	26,651
Cash and cash equivalents, end of period	$10,088	$18,338

Supplemental non-cash disclosure:
Cash paid during the year for interest	$1,875	$1,165
Cash paid during the year for income taxes	14,021	8,873

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share, adjusted net income, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, operating expense, operating income and net income, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-operating items.

CSW INDUSTRIALS, INC.
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME FROM CONTINUING OPERATIONS (Unaudited)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
(Amounts in thousands, except share data)	2021	2020	2021	2020
GAAP Operating Income, Continuing Operations	$16,919	$15,136	$59,468	$66,067

Adjusting items:
Transaction costs & other professional fees	2,400	200	10,360	200
Purchase accounting effect	2,963	—	2,963	—
Gain on sale of property & other	—	—	—	(776)
Asset impairment	—	951	—	951
Adjusted Operating Income	$22,282	$16,287	$72,791	$66,442

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, CONTINUING OPERATIONS (Unaudited)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
(Amounts in thousands, except share data)	2021	2020	2021	2020

GAAP Net Income, Continuing Operations	$9,627	$13,373	$40,287	$44,817

Adjusting items, net of tax:
Transaction costs and other professional fees	2,331	—	8,830	150
Purchase accounting effect	2,237	—	2,237	—
Gain on sale of property & other	—	150	—	(225)
Asset impairment	—	713	—	713
Reversal of indemnification receivable	(351)	—	(351)	—
Pension termination	—	(398)	—	4,979
Discrete tax provisions & other	—	(1,330)	—	(1,729)
Adjusted Net Income, Continuing Operations	$13,844	$12,508	$51,003	$48,705

GAAP Net Income per diluted common share, Continuing Operations	$0.61	$0.88	$2.66	$2.95

Adjusting items, per diluted common share:
Transaction costs and other professional fees	0.15	—	0.58	0.01
Purchase accounting effect	0.14	—	0.15	—
Gain on sale of property & other	—	0.01	—	(0.02)
Asset impairment	—	0.05	—	0.05
Reversal of indemnification receivable	(0.02)	—	(0.02)	—
Pension termination	—	(0.02)	—	0.32
Discrete tax provisions & other	—	(0.09)	—	(0.11)
Adjusted Net Income per diluted common share	$0.88	$0.83	$3.37	$3.20

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA, CONTINUING OPERATIONS (Unaudited)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
(Amounts in thousands)	2021	2020	2021	2020
GAAP Net Income, Continuing Operations	9,627	13,373	40,287	44,817
Interest Expense	1,312	245	2,383	1,331
Income Tax Expense	1,270	2,685	10,829	12,784
Depreciation & Amortization	11,258	3,587	22,719	14,638

EBITDA	$23,467	$19,890	$76,218	$73,570
Transaction Expense	2,400	—	10,360	—
Reversal of Indemnification Receivable	5,000	—	5,000	—
Asset Impairment	—	951	—	951
Pension Termination	—	(531)	—	6,488
Gain on Sale of Property & Other	—	200	—	(100)

Adjusted EBITDA	$30,867	$20,510	$91,578	$80,909
Adjusted EBITDA % of Revenue	23.1%	20.8%	21.8%	21.0%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME (Unaudited)

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2020
(Amounts in thousands)	Industrial Products	Specialty Chemicals	Corporate and Other	Consolidated Continuing Operations	Industrial Products	Specialty Chemicals	Corporate and Other	Consolidated Continuing Operations
Revenue	$96,898	$36,471	$—	$133,369	$60,101	$38,397	$—	$98,498

Operating Income	$16,608	$3,787	$(3,476)	$16,919	$13,627	$5,512	$(4,003)	$15,136
Adjusting items:
Transaction costs & other professional fees	844	1,556	—	2,400	—	—	200	200
Purchase accounting effect	2,963	—	—	2,963	—	—	—	—
Gain on sale of property & other	—	—	—	—	—	—	—	—
Asset Impairment	—	—	—	—	—	951	—	951
Adjusted Operating Income	$20,415	$5,343	$(3,476)	$22,282	$13,627	$6,463	$(3,803)	$16,287
% of Revenue	21.1%	14.7%		16.7%	22.7%	16.8%		16.5%

	Fiscal Year Ended March 31, 2021				Fiscal Year Ended March 31, 2020
(Amounts in thousands)	Industrial Products	Specialty Chemicals	Corporate and Other	Consolidated Continuing Operations	Industrial Products	Specialty Chemicals	Corporate and Other	Consolidated Continuing Operations
Revenue	$289,416	$129,789	$—	$419,205	$234,895	$150,976	$—	$385,871

Operating Income	$55,640	$18,263	$(14,435)	$59,468	$55,725	$24,691	$(14,349)	$66,066
Adjusting items:
Transaction costs & other professional fees	7,763	2,598	—	10,360	—	—	200	200
Purchase accounting effect	2,963	—	—	2,963	—	—	—	—
Gain on sale of property & other	—	—	—	—	—	(776)	—	(776)
Asset Impairment	—	—	—	—	—	951	—	951
Adjusted Operating Income	$66,366	$20,861	$(14,435)	$72,791	$55,725	$24,866	$(14,149)	$66,441
% of Revenue	22.9%	16.1%		17.4%	23.7%	16.5%		17.2%